Exhibit 99.1

Ruth’s Chris Steak House, Inc. Reports Fourth Quarter 2007 Financial Results

HEATHROW, Fla.--(BUSINESS WIRE)--Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported unaudited results for its fourth quarter ended December 30, 2007. Highlights for the 13-week fourth quarter 2007 compared to the 14-week fourth quarter 2006 were as follows:

  Total revenue increased 1.1% to $89.0 million for the 13-week period ended from $88.0 million for the 14-week prior year period ended.
  Net income of $4.1 million, or $0.18 per diluted share, compared to $10.7 million, or $0.46 per diluted share, in the prior year period. In addition to a 14th operating week, the year-ago quarter included $3.1 million in pre-tax net hurricane-related insurance proceeds, or $0.09 per diluted share after-tax. The period also included gift card revenue above normal trends.
  Company-owned comparable restaurant sales decreased 5.6% (on a 13-week comparable basis), lapping a 7.4% increase in 2006. For the year, on a 52-week comparable basis, Company-owned comparable restaurant sales decreased 0.8%, lapping a 6.2% increase in 2006.
  Food and beverage costs, as a percentage of restaurant sales, decreased approximately 30 basis points to 32.0% versus the prior year quarter, primarily driven by sales mix initiatives, favorable beef costs, and modest price increases. These were partially offset by higher lobster, produce and dairy costs.
  Restaurant operating expenses, as a percentage of restaurant sales, were approximately 280 basis points higher due to increased labor, operating, and occupancy expenses of newly opened restaurants as well as reduced fixed expense leverage experienced from lower comparable restaurant sales and the additional operating week during the prior year quarter.
  Marketing and advertising expenditures, as a percentage of total revenues, were approximately 70 basis points lower due to reduced agency fees and utilization of national radio.
  General and administrative expenses, as a percentage of total revenues, were approximately 40 basis points higher due to reduced leverage against the additional week of revenues in the prior year, coupled with $0.6 million of non-reoccurring severance and Mitchell’s acquisition costs.
  Depreciation and amortization expenses, as a percentage of total revenues, were approximately 90 basis points higher due to investments in newer restaurants and remodeling activities.
  Pre-opening costs increased by $0.5 million from a year ago due to increased new restaurant development activity.
  Operating income of $8.1 million versus $15.9 million. The year-ago quarter included $3.1 million in pre-tax net hurricane-related insurance proceeds and gift card revenue above normal trends.
  Interest expense increased $1.1 million, or 91.7%, to $2.3 million. Interest expense during the quarter included a $0.9 million “mark to market” non-cash charge related to an interest rate swap representing $0.03 per diluted share after tax.
  Four new Company-owned restaurants were opened in Santa Barbara, CA; Knoxville, TN; Tysons Corner, VA, and W. Palm Beach, FL bringing the yearend total to 61 locations.
  Five new franchised restaurants were opened in Madison, WI; Rogers, AK; Park City, UT, Calgary, Canada; and Tokyo, Japan bringing the yearend total to 46 domestic and 11 international franchised locations.

Craig S. Miller, Chairman of the Board, President and CEO of Ruth's Chris Steak House, Inc., said, "Our fourth quarter results reflected continuing challenges with guest traffic, driven by an uncertain economy and a more cautious consumer. That said, we believe that current circumstances are temporary and we are working on various initiatives that we believe will positively impact future performance. These will become more evident as we roll over easier comparisons later in the year and throughout 2009.”

Miller continued, “Current macro issues aside, we see great long-term opportunities in upscale and fine dining, and intend to expand our industry leading market share. In fact, with the acquisition of Mitchell’s Fish Market, we have two great brands that broaden our national presence and enhance our growth potential. This position is unique in the fine dining category, and we believe that as the economy turns, shareholders will benefit from the leverage in our model.”

Review of Operating Results

Total revenues, which includes Company-owned restaurant sales, franchise income, and other operating income, increased 1.1% to $89.0 million in the 13-week fourth quarter of 2007 compared to $88.0 million in the 14-week fourth quarter of 2006.

Company-owned restaurant sales from continuing operations grew 5.5% to $84.8 million for the 13-week fourth quarter of 2007 from $80.4 million for the 14-week period last year. This was primarily the result of a 13.9% increase in company restaurant operating weeks to 768 from 674 (including 11 additional restaurants in operation including acquisitions) offset by a decrease in average weekly sales to $110,457 from $119,212.

For the fourth quarter of 2007, Company-owned comparable restaurant sales on a 13-week to 13-week basis decreased 5.6% from the fourth quarter of 2006. Comparable sales growth consisted of an average check increase of 3.5% driven by non-entrée increases in bar and lounge traffic, menu selection shifts, and year over year effective menu pricing of approximately 2.5%. This was partially offset by an entrée reduction of 8.9%. Company-owned comparable restaurant sales lapped last year's fourth quarter growth of 7.4%.

Franchise income increased 5.4% to $3.9 million from $3.7 million in the fourth quarter of 2006. This was due to 7 additional franchise-owned locations, net of acquisitions year over year, partially offset by a decrease in comparable franchise-owned restaurant sales of 4.8%.

Operating income, excluding prior year net hurricane insurance proceeds, decreased 36.8% to $8.0 million versus $12.8 million in the same period last year. Inclusive of proceeds, operating income decreased to $8.0 million from $15.9 million in the same period last year.

Net income was $4.1 million in the fourth quarter of 2007, or $0.18 per diluted share, compared to $10.7 million, or $0.46 per diluted share, in the fourth quarter of 2006. Net income for the fourth quarter of 2006 included an additional operating week, $3.1 million in pre-tax net hurricane-related insurance proceeds, or $0.09 per diluted share after-tax, as well as gift card revenue above normal trends.

Acquisition of Mitchell’s Fish Market

On February 19, 2008, the Company completed its acquisition of all operating assets and intellectual property of Columbus, OH-based Mitchell’s Fish Market, operating under the names Mitchell’s Fish Market and Columbus Fish Market, and Cameron’s Steakhouse, operating under the names Cameron’s Steakhouse and Mitchell’s Steakhouse from Cameron Mitchell Restaurants, LLC (CMR) for approximately $92.0 million. The acquisition was funded through the Company’s newly expanded credit facility.

Financial Guidance

For fiscal 2008, the Company anticipates increasing Company-wide restaurant operating weeks of its Ruth's Chris Steak House restaurants by approximately 15%. In addition to the full-year impact of 2007 openings, the Company anticipates opening approximately six Company-owned and six to eight franchised Ruth's Chris Steak House locations. Mitchell’s operating weeks during fiscal 2008 are expected to be approximately 836 for the 19 Fish Markets and 132 for the three Steak Houses. The Company will begin adding additional Mitchell's Fish Market locations late in 2008 and will provide more definitive information concerning the expected unit growth of this brand next quarter. Given the uncertainty of the current macro environment and its effect on traffic patterns and resulting comparable restaurant sales, the Company is assuming a decrease of between 2.0% and 5.0%, with greater pressure during the first half of fiscal 2008, which is consistent with current trends.

Cost of sales, as a percentage of restaurant sales, is expected to be within the long-term range of 31.8% to 32.3%. G&A expense is expected to be flat on a percentage basis compared to fiscal 2007. The Company expects to gain leverage from a significantly higher revenue base offset by incentive compensation expense and higher year over year cost associated with long term stock compensation. During fiscal 2007, the Company incurred no expense related to incentive compensation. The effective tax rate for fiscal 2008 is expected to at or below the 32.0% rate in fiscal 2007, inclusive of the impact of Mitchell’s. The Company also plans to undertake several major remodeling projects in fiscal 2008, which will cause negative short-term sales and profit impact in these restaurants. Capital expenditures for fiscal 2008, including the purchase of Mitchell’s operations, are expected to be between $135.0 and $140.0 million. Furthermore, the Company also expects an approximately 5% increase in the share base relative to the aforementioned long term stock compensation plan during fiscal 2008.

Based on these factors, the Company expects that fiscal 2008 GAAP earnings per share from continuing operations, including the acquisition of Mitchell's Fish Market, will be between $0.55 and $0.60 per diluted share. The Company will update these assumptions and their resulting impact on EPS guidance throughout the year as circumstances warrant.

Conference Call

The Company will host a conference call to discuss fourth quarter 2007 financial results today at 4:30 PM Eastern Time. Hosting the call will be Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, and Thomas J. Pennison Jr., Senior Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-762-8795 or for international callers by dialing 480-629-9031. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or 303-590-3030 for international callers; the password is 3845350. The replay will be available until February 28, 2008. The call will also be webcast live from the Company's website at www.ruthschris.com under the investor relations section.

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining steakhouse company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, and has 119 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Ruth's Chris Steak House, Inc. also owns Mitchell’s Fish Market, which operates under the names Mitchell’s Fish Market and Columbus Fish Market, an award-winning, upscale casual seafood restaurant and bar recognized for its high quality food, contemporary dining atmosphere, and excellent service, with 19 locations, and Cameron's Steakhouses, which operate under the names Cameron's Steakhouse and Mitchell's Steakhouse, a sophisticated 21st century update of the upscale American steakhouse, with three locations. For information, reservations, or to purchase gift cards, visit www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding annual guidance for 2008 and projected new restaurant openings, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	14 Weeks Ending	13 Weeks Ending	53 Weeks Ending	52 Weeks Ending
	December 31,	December 30,	December 31,	December 30,
	2006	2007	2006	2007
Revenues:
Restaurant sales	$80,378	$84,831	$254,718	$303,658
Franchise income	3,668	3,878	12,399	12,896
Other operating income	3,971	305	4,362	2,617
Total revenues	88,017	89,014	271,479	319,171

Costs and expenses:
Food and beverage costs	26,002	27,108	82,016	97,432
Restaurant operating expenses	35,040	39,327	113,746	141,500
Marketing and advertising	2,798	2,218	8,328	8,447
General and administrative costs	6,857	7,271	22,974	25,111
Depreciation and amortization expenses	2,372	3,175	8,690	11,987
Pre-opening costs	1,188	1,704	2,046	5,020
Hurricane and relocation costs, net of insurance proceeds	(3,145)	-	(3,948)	(3,478)
Loss on impairment	970	-	970	-
Loss on the disposal of property and equipment, net	(10)	121	13	1,229
Operating income	15,945	8,090	36,644	31,923

Other income (expense):
Interest expense	(1,185)	(2,269)	(2,856)	(5,956)
Other	14	156	34	724

Income from continuing operations before income tax expense	14,774	5,977	33,822	26,691

Income tax expense	4,236	1,851	10,098	8,541

Income from continuing operations	10,538	4,126	23,724	18,150

Discontinued operations, net of income tax benefit	(137)	(13)	(66)	4
Net income available to common shareholders	$10,675	$4,139	$23,790	$18,146

Basic earnings per share:
Continuing operations	$0.45	$0.18	$1.02	$0.78
Discontinued operations	0.01	-	-	-
Basic earnings per share	$0.46	$0.18	$1.02	$0.78

Diluted earnings per share:
Continuing operations	$0.45	$0.18	$1.01	$0.78
Discontinued operations	0.01	-	-	-
Diluted earnings per share	$0.46	$0.18	$1.01	$0.78

Shares used in computing net income per common share:
Basic	23,230,420	23,212,922	23,175,323	23,206,864
Diluted	23,445,121	23,392,397	23,429,185	23,399,446

RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(dollar amounts in thousands)

	December 31,	December 30,
	2006	2007

Cash and cash equivalents	$4,690	$12,311
Total assets	209,720	260,278
Long-term debt	68,000	96,750
Total shareholders' equity	67,978	88,067

CONTACT:
ICR
Investor Relations:
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com
or
Media:
Alecia Pulman, 203-682-8259
alecia.pulman@icrinc.com